SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2005

TIME WARNER TELECOM INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30218	84-1500624
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

10475 Park Meadows Drive Littleton, Colorado 80124

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (303) 566-1000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 3, 2005 the Company’s wholly-owned subsidiary, Time Warner Telecom Holdings Inc. (“Holdings”) executed a $200 million Term Loan B Facility to fund future capital expenditures and executed an amendment to its existing Revolving Credit Facility. The $200 million Facility may be drawn at any time prior to December 23, 2005. Significant terms and components of the financing are detailed below:

•	The $200 million Term Loan B Facility (“the Term Loan”) is a secured obligation, on a first lien basis, of Holdings. The Term Loan is guaranteed by the Company and its and Holdings’ subsidiaries. Interest is computed based on a specified Eurodollar rate plus 2.25% to 2.50% and will be reset periodically and payable at least quarterly.

•	The amendment to the Revolving Credit Facility reduced the maximum availability from $150 million to $110 million and is presently undrawn. The amendment also modified certain restrictive covenants.

Immediately following the financing, the Company called for redemption of $200 million of its 9 3/4% Senior Notes due July 15, 2008. Approximately $210.7 million of cash on hand will be used to redeem $200 million aggregate principal amount at a redemption price of 101.625% plus accrued interest.

Item 2.02.	Results of Operations and Financial Condition

On November 7, 2005, Time Warner Telecom Inc. issued a press release setting forth its results of operations and financial condition for the third quarter of 2005 and as at September 30, 2005. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits.

Exhibit 99.1	Press release issued November 7, 2005 by Time Warner Telecom Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME WARNER TELECOM INC.

By:	/s/ Tina Davis
Name:	Tina Davis
Title:	Vice President and Deputy General Counsel

Dated: November 7, 2005

EXHIBIT INDEX

Exhibit No.	Description of the Exhibit
99.1	Press release issued November 7, 2005 by Time Warner Telecom Inc.

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